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                                                                     Exhibit 5.5


                  [LETTERHEAD OF BLAKE, CASSELS & GRAYDON LLP]


We refer to the prospectus (the "Prospectus") of Enerplus Resources Fund and the registration statement on Form F-10 (the "Registration Statement"). We hereby consent to the references to this firm under the captions "Certain Income Tax Considerations - Canadian Federal Income Tax Considerations" and "Legal Matters" in the Prospectus and the Registration Statement on Form F-10 of Enerplus Resources Fund and the Prospectus which forms a part thereof. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.


/s/ BLAKE, CASSELS & GRAYDON LLP

Calgary, Canada
November 15, 2002